Exhibit 38

Confidential

English Translation of Chinese Original

Agreement to Terminate the Agreement to Purchase Assets by Share Issuance and Cash Payment

By and among

Nanjing Xinjiekou Department Store Co., Ltd.

Golden Meditech Stem Cells (BVI) Company Limited

and

Golden Meditech Holdings Limited

December 2016

Agreement to Terminate the Agreement to Purchase Assets by Share Issuance and Cash Payment

This Agreement to Terminate the Agreement to Purchase Assets by Share Issuance and Cash Payment (this “Agreement”) is made on the 30th day of December 2016 by and among:

(1)         Nanjing Xinjiekou Department Store Co., Ltd., a joint stock company established and validly existing under the laws of the People’s Republic of China (the “PRC”) (“Party A” or “XJK”);

(2)         Golden Meditech Stem Cells (BVI) Company Limited, a limited liability company established and validly existing under the laws of the British Virgin Islands (“Party B”); and

(3)         Golden Meditech Holdings Limited, a limited liability company established and validly existing under the laws of the Cayman Islands, being the sole shareholder of Party B (“Party C”).

The parties hereto each individually a “Party” or such “Party”, and collectively the “Parties”; and with respect to each other, a “Party”, or the other “Party”.

Whereas, on January 6, 2016, Party A (as purchaser), Party B (as seller) and Party C (as guarantor) entered into a certain Agreement to Purchase Assets by Share Issuance and Cash Payment (the “65.4% Agreement”), pursuant to which, Party A shall purchase from Party B the Golden Meditech Shares (as defined in the 65.4% Agreement) for a purchase price composed of newly issued shares and cash payment upon satisfaction of certain terms and conditions provided therein. For the avoidance of doubt, Party B will acquire the Golden Meditech Rollover Shares upon the consummation of the Going-private;

Whereas, given the regulatory policies under the current market conditions, uncertainty exists with respect to the consummation of the transactions contemplated under the 65.4% Agreement, therefore, the Parties intend to terminate the 65.4% Agreement; and

Whereas, as of the date of this Agreement, both the board of directors and the shareholders’ meeting of Party A have adopted resolutions approving the termination by Party A of the 65.4% Agreement and the Profit Compensation Agreement and the execution by Party A of this Agreement;

Whereas, as of the date of this Agreement, the conditions to the effectiveness of the 65.4% Agreement as specified therein have not been fully fulfilled yet, and the 65.4% Agreement has not come into effect.

NOW, THEREFORE, after friendly consultations by adhering to the principle of equality, mutual benefit, integrity and good faith, the Parties hereby enter into this Agreement for mutual observance.

Article 1                                               Definitions

1.1                                     Unless otherwise agreed or defined herein, terms used herein shall have the meanings ascribed thereto as defined terms in the 65.4% Agreement; provided however that, in case of any conflict between the Original Transaction Agreement and this Agreement over the meanings of any such term, the meaning of such terms shall be interpreted in accordance with the context or the definitions in this Agreement.

1.2                               Unless otherwise agreed or indicated herein, “Original Transaction Agreement” means the 65.4% Agreement, together with the appendices, exhibits, and ancillary agreements (if relevant) thereto; and as required or based on the context, this term shall be used either in plural form or singular form;

1.3                                     In addition to the terms set forth above, any expressions formed by way of summarizing in the form of abbreviation, collective reference or otherwise, shall also constitute a term herein.

Article 2                                               No Dispute

The Parties mutually acknowledge that (i) as of the Effective Date, each Party, including any of its Affiliates, directors, officers, employees, shareholders, agents, legal advisors, financial advisors and/or accounting advisors, as applicable, shall not be liable to the other parties for any breach, damage, indemnification, tax liability, indebtedness, failure to satisfy conditions, termination of agreements, or any other economic or legal obligations and the related guarantor obligations under the Original Transaction Agreement; (ii) as of the Effective Date, there is no existing or threaten dispute among the Parties in connection with the validity or performance of or any right or obligation under the Original Transaction Agreement; and (iii) since the Effective Date, none of the Parties shall bring any claim against any other Party for damages, indemnity, losses, indebtedness, breach, compensation, procurement of the fulfilment of the conditions to give effect to the Original Transaction Agreement, or any other assertion or demand based on the Original Transaction Agreement.

Article 3                                               Mutual Agreement

The Parties mutually agree that they have fully negotiated and reached agreement on the termination of the Original Transaction Agreement and mutually agree to terminate the Original Transaction Agreement.  The Original Transaction Agreement shall terminate as of the Effective Date.

Article 4                                               Effectiveness and Termination

4.1                                     Formation

This Agreement shall be formed upon execution by all the Parties.

4.2                                     Effectiveness

This Agreement shall come into effect on the date where all the following conditions are satisfied (the “Effective Date”):

(1)                                this Agreement is approved by the board of directors of Party B; and

(2)                                this Agreement is approved by both the board of directors and the shareholders’ meeting of Party C.

Article 5                                               Governing Law and Dispute Resolution

5.1                                     The entry, validity, interpretation, and performance of, and dispute resolution under this Agreement shall be governed by the PRC laws.  Where any ancillary agreement hereto provides otherwise with respect to the governing law and application of laws, the provisions in such ancillary agreement shall prevail.

5.2                                     Any dispute among the Parties in connection with this Agreement shall first be settled by friendly consultations among the Parties.  If such dispute cannot be settled through friendly consultations within thirty (30) days after the occurrence of the dispute, any Party may submit the dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the CIETAC arbitration rules then in effect.  The arbitration shall be conducted in Chinese language.  Where any ancillary agreement hereto provides otherwise with respect to dispute resolution, the provisions in such ancillary agreement shall prevail.

5.3                                     The arbitral award shall be final and binding upon the Parties.

5.4                                     During the period of dispute resolution, other than the disputed matters, the Parties shall continue to perform all other provisions in this Agreement.

Article 6                                               Miscellaneous

6.1                                           Assignment, Amendment and Supplement

Without prior written consent of the other Parties, any Party may not assign this Agreement or any of its rights or obligations hereunder.  Any amendment or supplement to this Agreement shall be subject to mutual agreement among the Parties and made in writing.

6.2                                           Severability

If any provision in this Agreement is held invalid, illegal or unenforceable, the Parties agree that such provision shall be enforced to the greatest extent possible so as to realize the intent of the Parties, and the validity, legality, and enforceability of any other provisions of this Agreement shall not be prejudiced in any manner.  The Parties shall negotiate in good faith to modify this Agreement so as to realize the original intent of the Parties as closely as possible and replace such language that is unenforceable with language that is enforceable.

6.3                                           Applicability

Unless otherwise provided herein, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.

6.4                                           Language

This Agreement shall be written in Chinese language and the Chinese version shall prevail.

6.5                                           Counterpart

This Agreement shall be executed in six (6) counterparts, each with equal legal effect.  Each Party shall hold two (2) counterparts.

[Signature page follows]

(Signature Page of the Agreement to Terminate the Agreement to Purchase Assets by Share Issuance and Cash Payment)

Party A: Nanjing Xinjiekou Department Store Co., Ltd. (Seal)

Authorized Representative:	/s/ YANG Huaizhen

Date: December 30, 2016

Party B: Golden Meditech Stem Cells (BVI) Company Limited (Seal)

Authorized Representative:	/s/ KAM Yuen

Date: December 30, 2016

Party C: Golden Meditech Holdings Limited (Seal)

Authorized Representative:	/s/ KAM Yuen

Date: December 30, 2016